Exhibit 99.1

IHS MARKIT LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per-share amounts)
(Unaudited)

	Three months ended August 31,		Nine months ended August 31,
	2016	2015	2016	2015
Revenue	$724.6	$557.9	$1,861.0	$1,628.6
Operating expenses:
Cost of revenue	269.1	209.2	692.2	624.3
Selling, general and administrative	267.6	200.1	661.1	589.2
Depreciation and amortization	91.7	54.8	216.5	159.5
Restructuring charges	10.6	1.9	23.9	22.0
Acquisition-related costs	104.5	0.1	119.9	0.6
Net periodic pension and postretirement expense	0.6	0.6	1.2	1.5
Other expense (income), net	(2.8)	0.2	(2.0)	1.3
Total operating expenses	741.3	466.9	1,712.8	1,398.4
Operating income (loss)	(16.7)	91.0	148.2	230.2
Interest income	0.3	0.3	0.9	0.6
Interest expense	(36.5)	(18.2)	(92.0)	(52.6)
Non-operating expense, net	(36.2)	(17.9)	(91.1)	(52.0)
Income (loss) from continuing operations before income taxes and equity in earnings of equity method investee	(52.9)	73.1	57.1	178.2
Provision for income taxes	23.1	(16.3)	(0.7)	(36.7)
Equity in earnings of equity method investee	(1.2)	—	(1.2)	—
Income (loss) from continuing operations	(31.0)	56.8	55.2	141.5
Income (loss) from discontinued operations, net	(1.0)	2.3	8.0	8.1
Net income (loss)	(32.0)	59.1	63.2	149.6
Net loss attributable to noncontrolling interest	0.3	—	0.3	—
Net income (loss) attributable to IHS Markit Ltd.	$(31.7)	$59.1	$63.5	$149.6

Basic earnings per share:
Income (loss) from continuing operations attributable to IHS Markit Ltd.	$(0.09)	$0.23	$0.20	$0.58
Income (loss) from discontinued operations, net	—	0.01	0.03	0.03
Net income (loss) attributable to IHS Markit Ltd.	$(0.09)	$0.24	$0.23	$0.61
Weighted average shares used in computing basic earnings per share	340.1	243.1	273.5	244.1

Diluted earnings per share:
Income (loss) from continuing operations attributable to IHS Markit Ltd.	$(0.09)	$0.23	$0.20	$0.58
Income (loss) from discontinued operations, net	—	0.01	0.03	0.03
Net income (loss) attributable to IHS Markit Ltd.	$(0.09)	$0.24	$0.23	$0.61
Weighted average shares used in computing diluted earnings per share	340.1	244.8	277.5	246.0